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                           ARTICLES OF INCORPORATION
                                       OF
                           PRETZEL TIME OF UTAH, INC.


     The undersigned, Michael R. Ward, acting as the sole Incorporator under the provisions of the Utah Revised Business Corporation Act, (S) 16-10a-101, et seq. ("URBCA"), adopts the following Articles of Incorporation:

                                   ARTICLE I

                                      NAME

     The name of this corporation is Pretzel Time of Utah, Inc. (the "Corporation").

                                   ARTICLE II

                                    PURPOSE

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Act.


                                  ARTICLE III

                               AUTHORIZED SHARES

     The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock. Each share of Common Stock shall be entitled to one vote per share.


                                   ARTICLE IV

                               INITIAL DIRECTORS

     The names and addresses of the initial directors of the Corporation are as follows:

          Larry A. Hodges
          2855 East Cottonwood Parkway
          Suite 400
          Salt Lake City, Utah  84121

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          Michael R. Ward
          2855 East Cottonwood Parkway
          Suite 400
          Salt Lake City, Utah  84121


                                   ARTICLE V

                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the Corporation is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. The name of the registered agent of the Corporation at that address is Michael R. Ward.


                                   ARTICLE VI

                            LIMITATION OF LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 16-10a-842 of Utah Code Ann.; or (iv) an intentional violation of criminal law. If the laws of the State of Utah are amended after the adoption of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



                       [End of Articles of Incorporation]

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     IN WITNESS WHEREOF, the undersigned, being the sole Incorporator hereinbefore named, has executed these Articles of Incorporation for the purpose of forming a corporation pursuant to URBCA as of January ___, 2000.



                                    ____________________________________
                                    Michael R. Ward, Sole Incorporator


     The appointment of the undersigned as Registered Agent of the Corporation is hereby accepted.

                                    ____________________________________
                                    Michael R. Ward, Registered Agent

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